Exhibit 10.1

Viavi Solutions Inc. 430 North McCarthy Boulevard Milpitas, CA 95035 USA Tel +1 408 404 1234 direct +1 866 228 3762 tool free www.viavisolutions.com

August 6, 2015

Dear Amar,

On behalf of Viavi Solutions Inc. (sometimes hereafter referred to as “Viavi” or “the Company”), it is my pleasure to confirm our offer of employment to you in the position of Executive Vice President, Chief Financial Officer, reporting directly to our Chief Executive Officer. The terms of our employment offer, which remain subject to the approval of the Compensation Committee of our Board of Directors (the “Compensation Committee”), are as follows.

This is a regular full-time position and your category of employment will be Exempt. Your grade level within Viavi’s compensation and leveling structure will be E300. Your starting salary will be $425,000 per year and will be paid bi-weekly at the approximate rate of $16,346.15, less required tax withholding and deductions.

Additionally, we will provide you with a New Hire Bonus payment in the amount of $370,000 less required deductions. The New Hire Bonus will be paid along with your first regular paycheck. The New Hire Bonus will be repayable to the Company on a pro-rated basis in the event you voluntarily terminate your employment with Viavi within 12 months of your start date.

Your employment with Viavi will include participation in the Company’s Variable Pay Plan (our cash incentive plan), as such plan is approved by the Board of Directors from time to time, with an initial target incentive opportunity equal to 85% of your annual base salary. You will be eligible to participate in the Company’s Variable Pay Plan upon the commencement of your employment. Actual bonus payments are calculated based upon eligible earnings during each applicable fiscal half year period (the first and second halves of our fiscal year), which generally include base salary only, and exclude special payments such as bonuses, benefits, etc.

Please note that all incentive compensation opportunity payments are subject to the terms and conditions of the applicable plan(s) as approved by the Board of Directors and your eligibility for incentive payments will be contingent upon you remaining an employee of the Company on the bonus payment date selected by the Company.

Also, you will receive the following equity awards:

1.

An award of time-based restricted stock units (the “Time-Based RSUs”), with the number of units determined by dividing $1,050,000 by the average market closing price per share of Company common stock over the thirty-day period immediately preceding the award grant date (with such average closing price adjusted, as applicable, to reflect the spin-off of Lumentum Holdings, Inc.), and which will vest in equal annual installments over four years from their grant date.

2.	An award of performance-based restricted stock units (the “Performance RSUs”), with the number of units (at 100% of target) determined by dividing $1,050,000 by the average market closing price per share of Company common stock over the thirty-day period immediately preceding the award grant date (with such average closing price adjusted, as applicable, to reflect the spin-off of Lumentum Holdings, Inc.), and with earned shares vesting annually over four years.

The Time-Based RSUs and the Performance RSUs will be granted on the 15th day of the month following the commencement of your employment. The Performance RSUs will have vesting criteria aligned with the Company’s Executive Performance Plan to be approved at the August, 2015 Compensation Committee meeting.

All equity awards are subject to the approval of the Compensation Committee and to the terms and conditions of the Company’s Amended and Restated 2003 Equity Incentive Plan, as amended from time to time or its successor, and to the applicable grant agreements.

Viavi offers a comprehensive benefit program including health, vision, dental and life and disability insurance benefits for which you will be eligible on your date of hire. You will also be eligible to participate in the Company’s 401K Retirement Plan and Employee Stock Purchase Plan (ESPP). Other benefits include paid time off, paid holidays, and flexible spending accounts for child and health care. Additional benefit information will be provided at your New Employee Orientation.

The Company considers its confidential and proprietary information to be a key to its future success. Accordingly, pursuant to Company policy, this offer is conditioned upon your acceptance of the terms and conditions of the Company’s Employee Proprietary Information and Inventions Agreement, a copy of which is enclosed. Additionally, this offer and your employment are conditioned upon successful completion of the Company’s background check process including reference checks. Please also note that upon commencement of employment you will be subject to the terms of the Company’s Policy Regarding Inside Information and Securities Transactions and Viavi’s Code of Business Conduct.

Your employment with Viavi is voluntarily entered into and is for no specified period. As a result, you will be free to resign at any time, for any reason, or for no reason at all. Similarly, the Company will be free to conclude its at-will employment relationship with you at any time, with or without notice or cause.

If your employment is terminated involuntarily by the Company other than for “Cause”, and (as defined below) and provided that you execute a separation agreement and general release of claims provided to you at the time of termination and such release of claims has become irrevocable in accordance with its terms on or before the 60th day following the date of your employment termination, you will be eligible for the following severance and benefits:

•	An aggregate amount equal to eighteen (18) months of your base salary, which will be paid in a lump sum on the Company’s first regular payroll date occurring at least five (5) business days following the effective date of your release of claims (but in any event no later than the 15th day of the third calendar month following the year in which your involuntary employment termination date occurs).

•	Provided that the date of your involuntary termination by the Company occurs within the first eighteen (18) months of your employment, the vesting of your new hire equity awards described above, will be accelerated as follows:

•	100% of the Time-Based RSUs that remain unvested at the date of your involuntary termination of employment will vest in full as of your termination date (but subject to your effective release of claims) and will be settled no later than the 15th day of the third calendar month following the year in which your termination date occurs.

•	Provided that the Company is then performing at a rate equal to 90% of its Operating Income (OI) target based on its Annual Operating Plan (AOP) on a year-to-date basis for the then current fiscal year, 100% of the target level of the Performance RSUs that remain unvested at the date of your involuntary termination of employment will vest in full as of your termination date (but subject to your effective release of claims) and will be settled no later than the 15th day of the third calendar month following the year in which your termination date occurs.

For purposes of this letter, “Cause” is defined as (a) your willful malfeasance, which has a material adverse impact upon the Company; (b) your substantial and continuing willful refusal to perform duties ordinarily performed by an employee in the same or similar position; (c) your conviction of a felony, or of a misdemeanor which would have a material adverse effect on the Company’s goodwill if you were to be retained as an employee of the Company; or (d) your willful failure to comply with the written policies and procedures of the Company including but not limited to the Company’s Code of Business Conduct and Policy Regarding Inside Information and Securities Transactions.

This paragraph is intended to be the complete and exclusive statement regarding the circumstances under which your employment may be terminated and supersedes any prior agreement or representation. If any of its terms conflict with any practice or policy of Viavi, now or in the future, these terms will control and may not be changed except by written agreement signed by an authorized representative of the Company.

The Company intends that income provided to you pursuant to this letter will not be subject to taxation under Section 409A of the Internal Revenue Code and the Treasury Regulations thereunder (“Section 409A”) and that the severance payments and benefits described above will be exempt under the “short term deferral” exemption under Section 409A. The provisions of this letter will be interpreted and construed in favor of satisfying such exemption.

An Employment Eligibility Verification, or I-9, form is required under the Immigration Reform and Control Act of 1986. All employees must complete this form within three days of their start date. Please bring your identification documents (i.e., a current or expired passport, or driver’s license and Social Security card) with you to your New Employee Orientation.

If the terms and conditions of this employment offer as summarized above are acceptable to you, please indicate your acceptance by signing and returning the following documents to us by August 6, 2015.

1.	Signed duplicate copy of this letter

2.	Executed Employee Proprietary Information and Inventions Agreement

3.	Completed U.S. Export Control Form

Amar, we are pleased to provide you with this offer of employment, and look forward to you joining our team. Should you have any questions regarding the terms of the employment offer, compensation, or benefits package please contact me directly.

Sincerely,

Michael Burkhard

Vice President, Human Resources

Enclosures:

1.	Employee Proprietary Information and Inventions Agreement

2.	Authorization for Release of Information

3.	U.S. Export Control Form

I accept this offer of employment with Viavi under the terms described in this letter. I acknowledge that this letter is the complete agreement concerning my employment and supersedes all prior or concurrent agreements and representations and may not be modified in any way except in writing executed by an authorized agent of Viavi.

/s/ Amar Maletira	August 6, 2015
Amar Maletira	Date

Anticipated start date: September 9, 2015